Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047
October 13, 2006
For Immediate Release

Eastern Virginia Bankshares Announces Record Earnings

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported record third quarter net income and earnings per share.

For the third quarter 2006, the Company reported net income of $2.0 million, or $0.40 per diluted share, an increase of $282 thousand or 16.7% compared to $1.7 million, or $0.34 per diluted share, in the third quarter 2005. For the third quarter of 2006, net interest income increased $518 thousand, or 6.9%, compared to the same period in 2005. Also, earnings benefited from increases of 10.4% in service charges and fees and 20.3% in other operating income. Noninterest expense increased $249 thousand or 4.1%. Salaries and benefits increased very little despite a rise in retirement expense. This was primarily the result of expense control and only replacing staff in customer service positions. Marketing expenses increased $123 thousand or 97.6% compared to third quarter 2005, reflecting the costs associated with the Company’s roll out of its new product, Reward Checking and costs associated with attracting deposits.

For the nine months ended, September 30, 2006, net income was $5.3 million, increasing $414 thousand or 8.4%, compared to $4.9 million for the nine months ended September 30, 2005. Net interest income increased $1.2 million or 5.5%; loan loss provision expense increased $33 thousand or 6.8%; other income increased $225 thousand or 6.3% and noninterest expense increased $782 thousand or 4.2%. The net income increase through the third quarter of 2006 reflects the Company’s improved earnings from operations and controlled noninterest expenses as well as improved asset quality. Other income increases reflect a $191 thousand increase in service charges and fees on deposit accounts, increases in ATM and credit card fees and increases in our other investment income. Total other expenses increased $782 thousand or 4.2% compared to the nine months ended September 30, 2005. Over 49% of that increase is a $386 thousand increase in marketing expense, reflecting the expected costs of changing to one bank, EVB, and the expenses related to introducing a new product. Consulting expenses decreased $145 thousand.

On a linked quarter basis, net income for the third quarter of 2006 improved by $168 thousand to $2.0 million compared to $1.8 million for the quarter ended June 30, 2006. Net interest income increased slightly between the quarters by $11 thousand reflecting a more rapid increase in cost of funds compared to the yield on earning assets. Total interest expense increased 14.6% while interest income increased 5.4% highlighting the continued challenge in managing the interest margin. Other income increased $54 thousand or 4.1%, fueled primarily by a $73 thousand increase in other investment income. Noninterest expense decreased $170 thousand driven by a $96 thousand decrease in marketing and advertising expense and an $80 thousand decrease in consultant expenses. The net income increase of $168 thousand or 9.3%, resulted from management offsetting the narrowing interest margin with decreased expenses. With the Federal Reserve taking a more cautious look at interest rate increases, management anticipates funding rates to stabilize in 2007.

Asset quality continues to remain excellent, with net charge-offs as a percent of year-to-date average loans outstanding of 0.05% compared to 0.13% for the same period in 2005 and 0.12% for the year ended December 31, 2005. Nonperforming assets as a percent of total loans plus OREO was 0.40% at September 30, 2006, compared to 0.76% for the same period in 2005. Nonperforming assets were $2.6 million at the end of September 2006, compared to $2.5 million at year-end 2005 and $4.2 million at September 30, 2005. While these numbers are impressive at this time, management recognizes that as the economy slows in the coming months, customer repayment capabilities may be stressed.

Net interest margin for the quarter ended September 30, 2006 was 4.26% compared to 4.38% for the prior year third quarter. Management has partially funded loan growth in 2006 with wholesale funding from the Federal Home Loan Bank at favorable rates compared to the deposit market. Management continues to look at other core deposit strategies, such as the Reward checking product, to raise deposits to meet loan demand.

President and CEO Joe A. Shearin stated, “The strength in our net income for the third quarter is indicative of the progress that the Company has made in its consolidation and further solidifies the decision to combine the three banks into a one-bank holding company. These results are directly attributable to the operating efficiencies derived from merging backroom functions into a single process. We are extremely pleased to increase shareholder value, earning $0.40 per diluted share, an increase of 17.6% compared to $0.34 per diluted share, in the third quarter 2005. These earnings reflect the efforts of the Company and employees to increase shareholder value.”

For the quarter ended September 30, 2006, the Company’s return on average equity (ROE) and return on average assets (ROA) were 12.21% and 0.97%, respectively, compared to 10.85% and 0.90%, respectively for the quarter ended September 30, 2005. For the nine months ended September 2006, return on average equity was 11.29% compared to 10.83% for the same period in 2005 and return on average assets was 0.90% for the nine months ended September 30, 2006 compared to 0.92% for the first nine months of 2005.

Total assets increased by $60.6 million, compared to one year ago, reaching a record level of $815.8 million at September 30, 2006. Average loans of $622.3 million for the third quarter of 2006 were up 14.1% compared to $545.1 million in the third quarter of 2005. Average deposits of $633.2 million for the quarter ended September 30, 2006 reflect an increase of 3.7% compared to $610.6 million in the same quarter of 2005. For the quarter ended September 30, 2006, average borrowings were $101.5 million compared to $63.0 million for the same quarter in 2005.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Funding cost in an increasingly competitive environment

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio comprising approximately 15.7% of the Company’s total assets

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information (dollars in thousands, except per share data)	Three months Ended September 30		Nine months Ended September 30
	2006	2005	2006	2005
Income Statements
Interest income	$13,137	$10,979	$37,287	$31,569
Interest expense	5,163	3,523	13,859	9,362

Net interest income	7,974	7,456	23,428	22,207
Provision for loan losses	204	282	521	488
Service charges on deposits	839	760	2,382	2,191
Other noninterest income	515	428	1,395	1,151
Gain on securities available for sales	5	103	36	224
Salaries and benefits	3,634	3,522	10,958	10,655
Occupancy and equipment	991	982	2,948	2,727
Other noninterest expense	1,768	1,640	5,423	5,165
Income tax expense	767	656	2,070	1,853

Net income	$1,969	$1,687	$5,321	$4,907

Earnings per share: basic	$0.40	$0.34	$1.08	$1.00
diluted	$0.40	$0.34	$1.08	$1.00

Selected Ratios
Return on average assets	0.97%	0.90%	0.90%	0.92%
Return on average equity	12.21%	10.85%	11.29%	10.83%
Net interest margin	4.26%	4.38%	4.32%	4.58%

Balance Sheets at Period End
Loans, net of unearned interest			$637,133	$556,675
Total assets			815,828	$755,203
Deposits			642,157	$615,813
Other borrowings			101,524	62,953
Shareholders’ equity			65,461	$61,423
Book value per share			13.28	12.53

Average Balance Sheets for the Quarter and year to date

Loans, net of unearned interest	$622,343	$545,056	603,467	528,290
Total assets	805,493	743,209	788,188	715,340
Deposits	633,218	610,590	626,754	599,069
Other borrowings	101,658	64,625	92,068	50,268
Shareholders’ equity	63,985	61,686	63,022	60,588

Asset Quality at Period End
Allowance for loan losses			6,880	6,643
Nonperforming assets			2,559	4,220
Net charge-offs	116	97	242	521
Net charge-offs to average loans	0.07%	0.07%	0.05%	0.13%
Loan loss reserve % of total loans			1.08%	1.19%
Nonperforming assets % of total loans & OREO			0.40%	0.76%

Other Information
Number of shares outstanding - period end	4,928,780	4,900,990	4,928,780	4,900,990
Average shares outstanding - basic	4,923,556	4,897,641	4,914,795	4,889,870
Average shares outstanding - diluted	4,923,810	4,902,675	4,924,508	4,900,058